EXHIBIT 99.1

                         Company Contact:   Ed Rosenfeld
                                            Executive Vice President,
                                            Strategic Planning and Finance
                                            Steven Madden, Ltd.
                                            (718) 446-1800

                      Investor Relations:   Cara O'Brien/Leigh Parrish
                                   Press:   Melissa Merrill
                                            Financial Dynamics
                                            (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

            STEVEN MADDEN, LTD. ANNOUNCES THIRD QUARTER 2007 RESULTS

         LONG ISLAND CITY, N.Y. - November 1, 2007 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter ended September 30, 2007.

         Third quarter net sales were $113.4 million compared to $123.2 million in the third quarter of 2006. Gross margin was 41.3% compared to 41.4% in the third quarter of the prior year, reflecting a margin decline in the wholesale division, partially offset by a margin increase in the retail division. Operating expenses increased to $38.4 million from $33.0 million in last year's third quarter and were 33.8% of sales compared to 26.8% of sales in the same period of 2006. The increase was due primarily to a one-time charge of $1.2 million related to a provision for prior-year customs duties, expenses associated with new store openings and increased salary expense related to new hires.

         Operating income was $12.8 million, or 11.3% of sales, compared to operating income of $21.9 million, or 17.7% of sales, in the third quarter of 2006. Excluding the one-time charge for prior year customs duties, operating income was $14.0 million, or 12.4% of sales. Net income for the quarter was $10.9 million, or $0.52 per diluted share, compared to $12.6 million, or $0.57 per diluted share, in the prior year's third quarter. In addition to the one-time charge for prior-year customs duties of $0.03 per diluted share, net income in the third quarter of fiscal 2007 included a one-time gain of $2.9 million, or $0.13 per diluted share, resulting from tax savings related to prior periods. Excluding both one-time items, net income in the third quarter of 2007 was $8.8 million, or $0.42 per diluted share.

         Revenues from the wholesale business were $86.0 million compared to $91.8 million in the third quarter of 2006 due to a challenging selling environment with a lack of strong direction in footwear fashion trends as well as generally softer retail trends compared to the prior year. Gross margin in the wholesale business was 36.2% compared to 37.9% in the prior year's third quarter, due primarily to higher markdown allowances relative to the year ago period.

         Retail revenues were $27.4 million compared to $31.5 million in the third quarter of the prior year. Same store sales decreased 15.0% versus an increase of 10.5% in the third quarter of 2006. Retail gross margin increased to 57.4% compared to 51.7% in the same period of the prior year, due primarily to freight savings and fewer markdowns and close-outs.

         For the first nine months of 2007, net sales were $328.3 million compared to $361.1 million in the same period last year. Net income totaled $31.0 million, or $1.43 per diluted share, for the first nine months of 2007, compared to $36.2 million, or $1.64 per diluted share, in the comparable period of 2006. Excluding the aforementioned one-time items recorded in the third quarter, net income in the first nine months of 2007 totaled $28.9 million, or $1.34 per diluted share.

Page 2 - Steven Madden, Ltd. Announces Third Quarter Results

         "We generated results in the third quarter in line with our revised guidance," stated Jamieson Karson, Chairman and Chief Executive Officer. "As previously reported, we experienced challenges in both our wholesale and retail divisions due to a soft consumer spending environment and a lack of big fashion footwear trends. With that said, we are pleased with the consistently positive results from Madden Girl. Further, in our Daniel M. Friedman division we were able to sustain solid sales results while improving profitability compared to last year's third quarter. Importantly, we effectively controlled our inventory which enabled us to maintain our overall gross margin on top of the significant increase we achieved in the same period last year."

         Arvind Dharia, Chief Financial Officer, commented, "We continue to maintain a very strong financial position and effectively manage our balance sheet. We ended the quarter with $79.2 million in cash, cash equivalents, and marketable securities, no debt and $210.0 million in total stockholders equity."

Company Outlook
---------------

         As previously announced, based on trends to date this year, the Company expects net sales for 2007 to decline between 9% and 11% compared to 2006. The Company continues to expect full year earnings will be between $1.60 and $1.70 per diluted share, including the aforementioned one-time items recorded in the third quarter. Excluding these one-time items, the Company expects adjusted full-year earnings per diluted share to range between $1.50 and $1.60.

         Reflecting management's confidence in the Company's long-term prospects and its longstanding commitment to return capital to shareholders, the Company purchased 1.3 million shares during the third quarter for a total of $29.2 million.

         Mr. Karson concluded, "We have taken a more conservative approach to our outlook for the year given recent business trends as well as the current macroeconomic environment. However, we are pleased that we are beginning to see positive response to our boot offerings as we experience more seasonal fall weather. In addition, our recently launched line of fashion sneakers, Steve Madden's Fix, has received positive feedback from our wholesale customers. We expect initial shipments of this line in the fourth quarter with expanded distribution early next year. One of the most unique aspects of our business is our design team and our ability to roll out new designs in the marketplace quickly, which allows us to capitalize on trends. We remain confident in the abilities of our design team, led by Steve, and the ongoing opportunities for our business. Our strong brand equity, diversified business model and solid balance sheet will continue to be key drivers of the business in our efforts to maximize shareholder value over time."

Conference Call Information
---------------------------

         Interested shareholders are invited to listen to the third quarter earnings conference call scheduled for today, November 1, 2007, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until November 15, 2007. Additionally, a replay of the call can be accessed by dialing 877-519-4471, passcode 9393912 and will be available until November 8, 2007.

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licenses for its brands, including dresses, outerwear, cold weather accessories, eyewear, and girls apparel and owns and operates 99 retail stores, including its online store. Through its wholly-owned subsidiary, Daniel M. Friedman & Associates, the Company is the licensee for Betsey Johnson handbags and belts, Ellen Tracy belts, and Tracy Reese handbags and belts.

Page 3 - Steven Madden, Ltd. Announces Third Quarter Results

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," or "plans," to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


                               (Tables to follow)

Page 4 - Steven Madden, Ltd. Announces Third Quarter Results

STEVEN MADDEN LTD
-----------------
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data) - Unaudited



                                              Three Months Ended                  Nine Months Ended
                                       --------------------------------    --------------------------------
Consolidated:                           Sep 30, 2007      Sep 30, 2006      Sep 30, 2007      Sep 30, 2006
------------                           --------------    --------------    --------------    --------------
Net Sales                              $      113,395    $      123,240    $      328,305    $      361,055
Cost of Sales                                  66,577            72,217           193,873           209,194
                                       --------------    --------------    --------------    --------------
Gross Profit                                   46,818            51,023           134,432           151,861
Commission and Licensing Fee Income             4,335             3,850            15,450            10,437
Operating Expenses                             38,352            32,999           103,922           100,654
Income from Operations                         12,801            21,874            45,960            61,644
Interest and Other Income, Net                    671               715             2,384             1,628
                                       --------------    --------------    --------------    --------------
Income Before Provision for Income
     Taxes                                     13,472            22,589            48,344            63,272
Provision for Income Tax                        2,533             9,942            17,354            27,069
                                       --------------    --------------    --------------    --------------
Net Income                             $       10,939    $       12,647    $       30,990    $       36,203
                                       ==============    ==============    ==============    ==============


Basic income per share                 $         0.52    $         0.61    $         1.49    $         1.74
                                       ==============    ==============    ==============    ==============
Diluted income per share               $         0.52    $         0.57    $         1.43    $         1.64
                                       ==============    ==============    ==============    ==============

Weighted average common shares
     outstanding - Basic                       20,863            20,880            20,832            20,850
                                       ==============    ==============    ==============    ==============
Weighted average common shares
     outstanding - Diluted                     21,219            22,136            21,607            22,028
                                       ==============    ==============    ==============    ==============

Page 5 - Steven Madden, Ltd. Announces Third Quarter Results


                                                       BALANCE SHEET HIGHLIGHTS
                                                       ------------------------

                                        Sep 30, 2007      Dec 31, 2006      Sep 30, 2006
                                        Consolidated      Consolidated      Consolidated
                                       --------------    --------------    --------------
                                        (Unaudited)                         (Unaudited)
                                       --------------                      --------------
Cash and cash equivalents              $       24,632    $       19,204    $       43,356
Investment Securities                          54,548            89,681            69,100
Total Current Assets                          184,953           188,043           202,561
Total Assets                                  257,748           251,392           264,779
Total Current Liabilities                      44,348            36,332            39,984
Total Stockholder Equity                      209,975           211,924           221,260